EXHIBIT 10.49



                         SHARE SUBSCRIPTION AGREEMENT
                         ----------------------------

     This SHARE SUBSCRIPTION AGREEMENT, dated as of October 2, 2002 (together with its Schedules and Exhibits and as amended or supplemented from time to time, the "Agreement") is entered into by and between Coca Cola de Panama Cia. Embotelladora, S.A., a corporation organized and existing according to the laws of the Republic of Panama ("Coca Cola" or the "Seller"), and CA Beverages, Inc., a corporation organized and existing according to the laws of the Republic of Panama (the "Buyer").

                                  CONSIDERING

THAT, Seller owns and operates soft drink bottling and distribution facilities in the Republic of Panama;

THAT, Seller also is the owner, directly or indirectly, among other investments: (i) of approximately fifty one and one-half percent (51.5%) of the issued and outstanding capital stock of Cervecerias Baru-Panama, S.A. ("CBP"), a corporation organized according to the laws of the Republic of Panama that owns and operates beer bottling and distribution facilities in the Republic of Panama (a "Company" and, jointly with the Seller, the "Companies"); and (ii) a majority share interest in the issued and outstanding capital stock of Crecimiento y Desarrollo, S.A. ("Credesa") and Ventas y Mercadeo, S.A. ("Vemersa");

THAT, CBP is the owner, directly or indirectly, among other investments, of a majority share interest in the issued and outstanding capital stock of Cerveceria Panama, S.A. ("Cerveceria Panama"), Cerveceria del Baru, S.A. ("Baru"), Direccion y Administracion de Empresas, S.A. ("Daesa"), Panama Beer Import S.A. ("Panama Beer"), Panama Brew Inc. ("Panama Brew"), and Grupo El Hangar, S.A. ("Hangar");

THAT, with the advice and support of its financial advisor, the Seller undertook a process to select a strategic partner in order to improve the Seller's ability to face the challenges presented by globalization and by changes in the local market;

THAT, as a result of that process, the Seller has selected Buyer as its strategic partner;

THAT, the Buyer is wholly owned by and a joint venture of Heineken Finance N.V. (a wholly-owned, indirect subsidiary of Heineken N.V.), Florida Ice and Farm Co., and Inter-American Financial Corporation (a wholly owned subsidiary of Panamerican Beverages Inc.) (jointly, the "Sponsors");

THAT, the Seller wishes to issue, and the Buyer wishes to buy, 3,934,246 shares (representing 50% of the issued and outstanding voting shares plus one voting share) of newly issued and authorized common shares, no par value, of Seller (the "Shares"), according to the terms and subject to the conditions set out in this Agreement; and

THAT, after the issuance of the Shares and the change of control of the Companies effected thereby, the Seller and the Buyer wish to give the shareholders of both Companies (as existed immediately prior to the issuance of the Shares) the opportunity to decide to maintain or to sell their share interests therein.

     THEREFORE, Seller and Buyer agree as follows:

                                   ARTICLE I
                            SUBSCRIPTION FOR SHARES

1.1 Subscription. On the basis of the representations and warranties herein contained, and subject to the terms, conditions and agreements herein set forth, Seller hereby issues and sells to the Buyer an aggregate of 3,934,246 Shares and the Buyer hereby purchases the Shares by making a capital contribution to the Seller in an amount equal to a price of US$22.55 per share, for an aggregate purchase price and capital contribution of US$88,717,247.30 (the "Purchase Price").

                                  ARTICLE II
                 REPRESENTATIONS AND WARRANTIES OF THE SELLER


     2.1 The Seller represents and warrants to the Buyer as follows (for purposes of this Section 2.1, the term "Coca Cola" shall mean Coca Cola and all of its direct and indirect subsidiaries except for CBP and all of its direct and indirect subsidiaries and the term "CBP" shall mean CBP and its direct and indirect subsidiaries):

     (a) Organization and Standing; Articles and Bylaws. Schedule 2.1(a) sets forth the name of each entity which either Company controls (through its ability to direct the management or operation of such entity or otherwise) or has more than a 50% equity or participation interest ("Subsidiaries") and provides for each Company and Subsidiary its jurisdiction of organization, its capitalization and the percentage equity or other participation interest (including options, etc.) owned by the Company, each Subsidiary and any other natural person, legal entity or governmental or regulatory authority ("Person") with a percentage equity interest in excess of five percent. Each of the Companies and the Subsidiaries is a corporation duly organized and in good standing under the laws of its jurisdiction of organization. Each of the Companies and the Subsidiaries is duly qualified to transact business and is in good standing in each other jurisdiction in which the ownership or leasing of its properties or assets or the conduct of its business requires such qualification, except where the failure to so qualify has not had or would not have a material adverse effect on or change in the assets, results of operations, financial condition, business, or prospects of, either Coca Cola, CBP or any Subsidiary (in either case, a "Material Adverse Effect"). Each of the Companies and the Subsidiaries has all requisite corporate power to own or lease and to operate and use its properties and assets and to carry on its businesses as now conducted. Each of the Companies and the Subsidiaries has delivered or made available to the Buyer complete and correct copies of its articles of organization (or equivalent thereof) and, if any, bylaws (or equivalent thereof), each as in effect on the date hereof.


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     (b)  Capital Structure. The authorized and outstanding capital stock of each Company and each Subsidiary is set forth on Schedule 2.1(a). Schedule 2.1(a) includes an accurate and complete list of the stock options issued by either of the Companies or the Subsidiaries setting forth the name of the optionee, the exercise price and the number of shares of capital stock subject to each outstanding option. Except as disclosed in Schedule 2.1(a), there are no agreements, warrants, puts, calls, rights, preemptive rights, options or other commitments of any character to which either Company or any Subsidiary is a party or by which any of them are bound which obligates either Company or any Subsidiary to issue, deliver, register or sell any additional shares of capital stock or any securities or instruments convertible into or exchangeable for additional shares of capital stock. The outstanding shares of capital stock of each of the Companies and the Subsidiaries are duly and validly issued and fully paid and nonassessable.

     (c) Issuance of Shares. The Shares issued and sold by the Seller to the Buyer have been duly authorized and, when delivered against payment thereof as provided herein, will be duly and validly issued, fully paid and non-assessable and not subject to the pre-emptive rights of any Person. Upon the closing of this Agreement, the Buyer will own and have good and valid title to, all of the Shares, free and clear of all Encumbrances (as defined below), except for any created by the Buyer. Schedule 2.1(c) contains a true and correct copy of the resolution of the Board of Directors of the Seller authorizing the issuance of the Shares. The Shares represent at least fifty percent plus one share of the Seller's outstanding capital stock on a fully diluted basis (i.e., giving effect to the options and all other rights to acquire capital stock of the Seller) and give the Buyer, subject to the rights set forth in Section 5.10 hereof, voting control of the Seller.

     (d) Authorization. The Seller has full power, and is properly authorized and empowered (including corporate authorizations and others) to execute, to deliver and to comply with this Agreement. This Agreement constitutes the valid, legal and binding obligation of the Seller, enforceable against the Seller according to its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting the enforcement of creditors' rights generally.

     (e)  No Conflicts or Consents.

          (i) The execution, delivery and performance of this Agreement, including the issuance and delivery of the Shares and the proper registration on the share registry book of the Seller of the Shares in the name of the Buyer and the execution, delivery and performance of any related agreements or contemplated transactions by the Seller will not: (a) violate, contravene, or constitute a breach or default (whether upon lapse of time or the occurrence of any act or event or otherwise) under, the charter documents or by-laws (or comparable governing documents) of either Company or any Subsidiary; (b) violate any law, statute, regulation, judgment, order, writ, injunction, or decree of any court, administrative agency, or governmental body applicable to any Company or any Subsidiary or any of their respective properties, assets or outstanding debt or equity securities; (c) contravene, conflict with or constitute a breach or default (whether upon lapse of time and/or the occurrence of any act or event or otherwise) under any contract to


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which either Company or any Subsidiary is a party, except (x) where any such violation, breach or default would not have a material adverse effect on the ability of either Company or any Subsidiary to perform their obligations under this Agreement or limit or impair any right of Buyer under or with respect to the Shares and (y) as set forth in Schedule 2.1(e)(i). (ii) No consent, notice or approval by any governmental or regulatory entity or stock exchange or any other Person is required in connection with the execution of this Agreement or the consummation of the transactions provided for herein or contemplated hereby, with the exception of the consents, notices and approvals set forth in
Schedule 2.1(e)(ii).

     (f) Financial Statements; No Undisclosed Liabilities, Inventories and Receivables.

          (i) The Buyer has been furnished with copies of the financial statements set forth on Schedule 2.1(f)(i) (collectively, the "Financial Statements"). The Financial Statements: (A) are correct and complete in all material respects and have been prepared in accordance with the books and records of the Companies and the Subsidiaries; (B) have been prepared in accordance with international accounting standards ("IAS") consistently applied throughout the periods covered; (C) reflect and provide adequate reserves in respect of all liabilities, including all contingent liabilities, as of their respective dates; and (D) present fairly the consolidated financial condition of each of Coca Cola and CBP at such dates and the results of its operations for the fiscal periods then ended.

          (ii) Each Company and the Subsidiaries keep books, records and accounts that, in reasonable detail, accurately and fairly reflect (A) the transactions and dispositions of their respective assets and (B) the value of inventory calculated in accordance with IAS.

          (iii) The inventories of the Companies and the Subsidiaries as of the date hereof are good and merchantable, and the aggregate quantity of inventory for each of Coca Cola and CBP is reasonable and consistent with past practice.

          (iv) All accounts receivable reflected in the Financial Statements, and all accounts receivable arising since the date of the most recent balance sheet, represent bona fide claims against debtors for sales arising on or before the dates thereof, and all the goods delivered and services performed which give rise to such accounts will have been delivered or performed in accordance with the applicable orders or customer requirements. The accounts receivable reflected in the Financial Statements, and all accounts receivable arising since the date of the most recent balance sheet, will be subject to no defenses, counterclaims or rights of setoff and will be fully collectible in the ordinary course of business consistent with past practice without costs payable by the Buyer to third parties in collection efforts therefor, except to the extent that reserves for uncollectible accounts receivable are included in the Financial Statements.

          (v) The Net Debt (as defined herein) of CBP and Coca Cola as of September 25, 2002 was US$9,527,237 and US$11,683,408, respectively. Net Debt shall


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mean interest-bearing liabilities less cash and cash equivalents determined in accordance with IAS. Since September 25, 2002, neither the Net Debt of CBP nor the Net Debt of Coca Cola has increased.

          (vi)  Since the date of the most recent balance sheet included in
Schedule 2.1(f)(i), the Companies and the Subsidiaries have operated their businesses in the ordinary course consistent with past practice and no event has occurred with respect to the Companies that has had or could reasonably be expected to have a Material Adverse Effect, except as set forth on
Schedule 2.1(f)(vi).

     (g) Taxes. Each Company and each Subsidiary has filed or caused to be filed all material tax returns, tax information returns, reports, and estimates ("Returns"), for all taxable or reporting periods ending on or before the date hereof. All Taxes due have been paid in full when due and each Company and each Subsidiary has established adequate reserves in accordance with IAS on the books and records and on their respective financial statements for all Taxes not yet due and payable. All Returns are complete and accurate in all material respects; and there are no liens on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Tax. As used in this Agreement, "Taxes" or "Tax" means all foreign, federal, state and local taxes of any kind, including, without limitation, income, excise, capital gains, gross receipts, franchise, employment, sales, use, license, property or withholding taxes and any interest or penalties related thereto, validly imposed upon the Company and the Subsidiaries with respect to such taxes.

     (h) Material Agreements. Except as set forth in Part A of Schedule 2.1(h), neither of the Companies nor any of the Subsidiaries is a party to, or is bound by: (i) any agreement, contract or other commitment outside of the ordinary course of business involving payments by or to either Company or any Subsidiary of more than US$250,000 in any 12-month period; (ii) any severance agreement or contract for the employment of any officer or employee (other than any contract which is terminable without liability upon notice of 90 days or less), or any severance agreement or contract of employment with a former officer, director or employee, pursuant to which, in any case, payments in excess of US$50,000 in any 12-month period are required to be made by either Company or any Subsidiary after the date hereof; (iii) any contract or obligation relating to any outstanding indebtedness for borrowed money by the Company or any Subsidiary, other than borrowings less than US$250,000 in the aggregate; (iv) any guarantee or other contingent liability in respect of any indebtedness or obligation; (v) any collective bargaining agreement; (vi) any agreement which obligates either Company or any Subsidiary not to compete with any business or which otherwise restrains or prevents the Company or any of the Subsidiaries from carrying on any lawful business; or (vii) any sales, marketing or distribution agreements generating revenues or expenditures in excess of US$250,000.

     Except as set forth in Part B of Schedule 2.1(h), complete and correct copies of all contracts, agreements and other instruments referred to in Part A of Schedule 2.1(h) have been made available to the Buyer. Except as disclosed in Part B of Schedule 2.1(h), all contracts, agreements and other instruments referred to in Part A of Schedule 2.1(h) are in full force and effect and enforceable by the relevant Company or Subsidiary against the


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other parties thereto and neither of the Companies nor any Subsidiary, nor any third party including any employee of either Company or the Subsidiaries, is in breach of or default under any such contract, agreement or instrument.

     (i) Compliance with Laws; Environmental Matters.

          (i) Each of the Companies and the Subsidiaries has complied in the conduct of its business with all applicable laws, except failures to comply which have not had and would not have a Material Adverse Effect.

          (ii) (A) Neither of the Companies nor any Subsidiary is subject to any order, consent, decree, notice, demand, enforcement proceeding or injunction issued or initiated by any governmental authority relating to any environmental law or regulation, (B) neither of the Companies nor any Subsidiary has been notified in writing that it may be a responsible party or potentially responsible party under or in violation of or noncompliance with any environmental law or regulation and (C) there are no events or facts known to either Company that indicate that either Company or any Subsidiary is or will be such a responsible party or potentially responsible party or will be in violation of or not in compliance with any environmental law or regulation.

          (iii) Except as has not had and would not have a Material Adverse Effect, there are no other circumstances or conditions involving either Company or any Subsidiary that have resulted or are likely to result in any liability on the part of either Company or any Subsidiary relating to or arising under any environmental law or regulation.

     (j) Litigation. Except as set forth in Schedule 2.1(j), there is no action, suit, proceeding or investigation pending or, to either Company's knowledge, threatened against either Company or any Subsidiary. Neither Company nor any Subsidiary is in default in respect of any judgment, order, writ, injunction or decree of any court or any governmental authority. Except as set forth in Schedule 2.1(j), there is no action, suit, investigation or proceeding pending, or to either Company's knowledge, threatened involving either Company or any of the Subsidiaries which would be reasonably likely to have a Material Adverse Effect or a material adverse effect on the ability of either Company to perform its obligations hereunder, or which seeks to rescind, void, enjoin or obtain damages in respect of the consummation of the transactions contemplated hereby.

     (k) Labor Matters. Except as set forth in Schedule 2.1(k), neither Company nor any of the Subsidiaries is a party to any contract or collective bargaining agreement with any labor organization. Each of the Companies and each of the Subsidiaries are in compliance with all applicable labor laws and collective bargaining agreements, except to the extent any non-compliance would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 2.1(k), no strike, slowdown or work stoppage is occurring or, to the knowledge of the Companies, is threatened to occur. There is no pending social security or labor complaint involving either Company or any of the Subsidiaries which would reasonably be expected to have a Material Adverse Effect. The Companies and the Subsidiaries have established adequate reserves in accordance with IAS on the books and records and on their respective financial statements for all labor-related


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obligations. The recent collective bargaining agreement between the Seller and
Sitecovem is on terms and condition that are not materially less advantageous to the Seller than the terms and conditions of the recently expired collective bargaining agreement between the Seller and Sitecovem.

     (l) Affiliated Transactions. Except as set forth in Schedule 2.1(l), neither Company nor any Subsidiary is a party to or bound by any contract, commitment or understanding with any of its respective shareholders, directors or officers (except for the employment and related agreements listed in Schedule 2.1(h)) or any of its affiliates or any member of their respective families, and none of such shareholders, directors or officers or any of their affiliates or members of their respective families owns or otherwise has any right to or interest in any asset, tangible or intangible, which is used in the business of either Company or any Subsidiary. For purposes of this paragraph, a person will be considered part a "family" if he or she is related to a shareholder, director or officer within the fourth degree of consanguinity and second degree of affinity.

     (m)  Property.

          (i) Ownership of Property. Except as set forth in Schedule 2.1(m)(i), each Company and each Subsidiary has good (and, in the case of owned real property, marketable) title (or leasehold interest with respect to leased real property) to all assets which are necessary to the conduct of their respective businesses, free and clear of any claim, collection, covenant, obligation, tax, bail, mortgage, lien, preventive sequestration, attachment, option, privileged credit or restriction ("Encumbrances"), except (A) for liens for taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which appropriate reserves have been established on the relevant Financial Statements or (B) for liens of carriers, warehousemen, mechanics, materialmen and other similar liens incurred in the ordinary course of business that do not individually or in the aggregate have a Material
Adverse Effect.

          (ii) Personal Property. Each Company and each Subsidiary has good and marketable title to each item of material personal property free and clear of all Encumbrances. All material items of personal property are in reasonably good condition and in a reasonable state of repair, reasonable wear and tear excepted, and material maintenance on such items has not been deferred beyond a reasonable time period.

          (iii) Intellectual Property. Part A of Schedule 2.1(m)(iii) contains a complete and correct list of each patent, patent application, registered trademark, trademark application, registered service mark, service mark application, trade name, trade secret or copyright owned by, used by, or licensed for use by either Company or any Subsidiary (together with other intellectual property rights owned by, used by or licensed for use by either Company or any Subsidiary, the "Intellectual Property") and the owner of each item of Intellectual Property. Either Coca Cola, CBP or a Subsidiary is the owner of all right, title and interest in and to each item of Intellectual Property. Except as set forth in Part B of Schedule 2.1(m)(iii), either Coca Cola, CBP or a Subsidiary has the right and authority to use all such Intellectual Property in connection with the conduct of its business in the



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manner presently conducted and such use does not conflict with, infringe upon or violate any third parties' intellectual property rights.

     (n) Licenses and Permits. Each Company and each Subsidiary owns, holds or possesses all licenses, permits, privileges, immunities, approvals and other authorizations which are necessary for the ownership, leasing, operation and use of its respective assets and business or which is required for the conduct of its respective business (the "Licenses and Permits"), except (i) where the failure to own, hold or possess such Licenses and Permits has not had or would not have a Material Adverse Effect or (ii) as set forth in Schedule 2.1(n). Each License and Permit is valid and in full force and effect and, to the knowledge of the Companies, no suspension or cancellation of any License or Permit is threatened. Except as set forth in Schedule 2.1(n), immediately after the date hereof, each License and Permit will be valid and in full force and effect.

     (o) Brokerage. Except as set forth on Schedule 2.1(o), none of the Companies nor any of their Subsidiaries nor any employee, shareholder, director or agent of the Companies nor any of their Subsidiaries has dealt with any finder or broker in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions who may be entitled to a fee in connection therewith. Any fees payable to any finder or broker set forth on Schedule 2.1(o) shall be fully paid as provided in Section 5.3(g) and in no circumstance shall the Buyer or the Seller have any liability therefor.

     2.2 Disclosure. To the knowledge of the Seller, the Seller's representations and warranties in this Agreement do not contain any untrue statement of a material fact, nor do such representations and warranties omit statements necessary in order to make such representations and warranties not misleading. Any disclosure or exception by Seller in this Agreement, in any Schedule or Exhibit hereto, shall be deemed to be a disclosure or exception, as the case may be, with respect to the same or any similar matter contained elsewhere in this Agreement, in any Schedule or Exhibit hereto.

     2.3 Knowledge. For purposes of this Article II, "knowledge of the Seller" or "best knowledge of the Seller" as used in connection with any representation or warranty made by the Seller means that the representation and warranty so qualified shall be deemed to be made by the Seller solely on the basis of the actual knowledge of any of the directors or officers of any of the Companies. It is expressly agreed by the Buyer that the Buyer shall have no claim or remedy against Seller for any breach or untruth of any representation or warranty that is qualified by the phrase "knowledge of Seller", "Seller's knowledge", "best knowledge of Seller" or "Seller's best knowledge" except upon a showing by the Buyer that such breach or untruth was known to any of the already mentioned natural persons.


                                  ARTICLE III
                  REPRESENTATIONS AND WARRANTIES OF THE BUYER

         The Buyer represents and warrants to the Seller that:


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     3.1  Organization and Related Matters. The Buyer is a corporation duly organized and in good standing under the laws of Panama. The Buyer has full power, and is properly authorized and empowered (including corporate authorizations and others) to execute, to sign, to deliver and to comply with this Agreement.

     3.2 Authorization; Absence of Conflicts. The signing, delivery and compliance of this Agreement on the part of the Buyer has been properly and validly authorized by all the necessary acts (corporate and others) on the part of the Buyer. This Agreement constitutes the valid, legal and binding obligation of the Buyer, enforceable against the Buyer according to its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting the enforcement of creditors' rights generally.

     3.3 Legal Proceedings. At the signing of this Agreement, the Buyer has not been notified of any claim nor has any known threat of claim against the Buyer (or that which may affect it), that can have a material adverse effect upon the capability of the Buyer of complying with its obligations under this Agreement.

     3.4 Brokerage. Except as set forth on Schedule 3.4, neither the Buyer nor any shareholder, employee or agent of the Buyer has dealt with any finder or broker in connection with any of the transactions contemplated by this Agreement or the negotiations looking toward the consummation of such transactions who may be entitled to a fee in connection therewith. Any fees payable to any finder or broker set forth on Schedule 3.4 shall be the sole responsibility of the Buyer or its shareholders and in no circumstance shall the Seller have any liability therefor.

     3.5 Experience. The Sponsors have substantial experience: (i) in the production, distribution and marketing of soft drinks and beer; and (ii) operating and doing business in emerging markets such as Panama.

     3.6 Support of Sponsors. Buyer has the financial ability to perform its obligations under this Agreement and the financial support of the Sponsors.


                                  ARTICLE IV
                                  DELIVERIES

     4.1 Deliveries by the Seller. Contemporaneous with the execution of this Agreement, Seller shall deliver or cause to be delivered to Buyer:

     (a) a stock certificate representing the Shares, together with a certificate of the secretary of the Seller (or such other evidence reasonably acceptable to Buyer) certifying that the Shares have been duly registered on Coca Cola's share registry;

     (b) copies of the resignation letters of each of the directors of each of the Companies and the Subsidiaries, except for the persons set forth in
Schedule 4.1;

     (c)  copies of the Officers' Letters referred to in Section 5.11 hereof;


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     (d)  the Coca Cola OPA Trust (as defined below), executed by the Seller, the Trustee (as defined therein) and the Representative (as defined therein);

     (e) the CBP OPA Trust (as defined below), executed by the Trustee (as defined therein) and the Representative (as defined therein);

     (f) the Coca Cola Holdback Trust (as defined below), executed by the Seller, the Trustee (as defined therein) and the Representative (as defined therein);

     (g) the CBP Holdback Trust (as defined below), executed by Trustee (as defined therein) and the Representative (as defined therein);

     (h) true and correct originals of the duly authorized and executed notices with respect to the issuance of the shares and the changes of the Seller's officers and directors to the Comision Nacional de Valores and the stock exchange in Panama as disclosed in Schedule 2.1(e)(ii);

     (i) the legal opinion of Arias, Fabrega and Fabrega in the form of Exhibit A hereto; and

     (j) a true and correct copy of the Seller's board resolution referred to in Section 5.1 hereof (as well as the resolutions authorizing issuance of the Shares) and attached hereto as Exhibit B.

     4.2 Deliveries by the Buyer. Contemporaneous with the execution of this Agreement, Buyer shall deliver or cause to be delivered to the Seller:

     (a) US$61,570,956.80 of the Purchase Price in immediately available funds and the remaining US$27,146,290.50 in the form of a letter of credit in the form attached as Exhibit G hereto;

     (b) evidence, in form and substance reasonably satisfactory to the Seller, of the Buyer's board resolution(s) authorizing this Agreement and the transactions contemplated hereby;

     (c) the Coca Cola OPA Trust (as defined below), executed by the Buyer and immediately funded by the Buyer as provided for therein;

     (d) the CBP OPA Trust (as defined below), executed by the Buyer and immediately funded by the Buyer as provided for therein;

     (e) the Coca Cola Holdback Trust (as defined below), executed by the Buyer and immediately funded by the Buyer as provided for therein;

     (f) the CBP Holdback Trust (as defined below), executed by the Buyer and immediately funded by the Buyer as provided for therein; and



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     (g)  the legal opinion of Tapia, Linares and Alfaro in the form of Exhibit
H hereto.

     4.3 Other Documents; Efforts to Close. The parties to this Agreement shall in good faith execute such other and further instruments, assignments or documents as may be necessary or advisable to carry out the transactions contemplated by this Agreement. Each of the parties hereto shall use such party's best efforts to consummate the transactions contemplated by this Agreement, including, without limitation, (a) requiring the Seller to issue additional shares to the Buyer (in addition to the Shares) to ensure that, after the date hereof and prior to the closing of the OPA, the Buyer will at all times own one share more than 50% of the fully-diluted shares of voting common stock of the Seller and (b) providing executed copies of this Agreement to the Trustee. Each party shall promptly notify the other (as well as the Representative(s) under the trust agreements (the "Trust Agreements") listed in Section 4.1) of any action, suit, claim or proceeding (collectively referred to herein as a "Proceeding") that shall be instituted or threatened against such party to rescind, void, restrain, prohibit, otherwise challenge the legality of or delay the transactions contemplated by this Agreement.


                                   ARTICLE V
                                   COVENANTS

     5.1 Boards of Directors. Contemporaneously with the execution of this Agreement, the current board of directors of each of the Companies and their respective Subsidiaries shall resign (with the exception of persons listed in Schedule 4.1) and be replaced by the persons designated by Buyer. Exhibit B contains the resolutions of the board of directors of the Companies and their respective Subsidiaries in which all members (except for the persons listed in Schedule 4.1) thereof resign and appoint, effective as of the date hereof, the persons designated by Buyer.

     5.2 Shareholders Meetings. As soon as practicable but no later than 20 days after the execution of this Agreement, the Seller will cause each of the Companies to hold a shareholders' meeting in order to provide information regarding the transaction contemplated hereby. Schedule 2.1(c) contains copies of the resolutions of the Board of Directors of Coca Cola and CBP calling meetings of shareholders thereof to be held on the dates indicated therein for all shareholders of record as of the date immediately prior to the date of issuance of the Shares.

     5.3 OPAs. Subject to Section 5.9 hereof, within 30 days following the date of this Agreement, (i) the Buyer shall launch a revocable tender offer (an "OPA") to acquire up to 100% of the issued and outstanding capital stock of CBP for US$14.60 per share (the "CBP Purchase Price"); and (ii) Buyer shall cause Seller to launch a revocable OPA to acquire up to 3,934,245 of the issued and outstanding shares of capital stock of the Seller for the sum of US$22.55 per share (the "Basic Coca Cola Purchase Price"). In the event that there is a sale of the Subject Property under Section 5.8 hereof, the per share price for Coca Cola will be equal to the sum of $22.55 and the Net Subject Property Per Share Amount (as defined herein) (the "Adjusted Coca Cola OPA Purchase Price").

     Subject to the terms and conditions of the Trust Agreements with respect to certain indemnification obligations, it is understood by the parties that
(i) on the closing date of the OPA for CBP, the Accepting Shareholders in the OPA for CBP will receive net proceeds of $12.74 per share (the "CBP Net Purchase Price"), which has been determined by subtracting the following amounts from the CBP Purchase Price: (A) $1.10 per share for the CBP Holdback Trust as provided in Section 5.3(d); and (B) $0.76 per share for the fees referred to in Section 5.3(g) with respect to CBP; and (ii) subject to the following paragraph on the closing date of the OPA for Coca Cola, the Accepting Shareholders in the OPA for Coca Cola will receive net proceeds of $20.00 per share ("Net Basic Coca Cola Purchase Price") if there is no sale of the Subject Property under Section 5.8, which $20.00 per share has been determined by subtracting the following amounts from the Basic Coca Cola Purchase Price: (A) $1.17 per share for the Coca Cola Holdback Trust as provided in Section 5.3(e) below; (B) $0.50 per share for the fees referred to in Section 5.3(g) with respect to Coca Cola; (C) $0.52 per share related to Coca Cola's and Credesa's proportional share of the CBP Holdback Trust; and
(D) of $0.36 per share related to Coca Cola's and Credesa's portion of the fees set forth in clause (i)(B) of this paragraph.

     In the event that there is a sale of the Subject Property under Section
5.8 prior to the Subject Property Termination Date, then the net proceeds ("Net Adjusted Coca Cola Purchase Price") to be received by Accepting Shareholders will be determined by subtracting the following amounts from the Adjusted Coca Cola OPA Purchase Price: (i) $1.17 per share for the Coca Cola Holdback Trust as provided in Section 5.3(e) below, increased by an amount per share equal to 7.5% of the Net Subject Property Per Share Amount; (ii) $0.50 per share for the fees referred to in Section 5.3(g) with respect to Coca Cola, increased by a per share amount equal to the product of (x) the Net Subject Property Per Share Amount multiplied by (y) 0.0335; (iii) $0.52 per share related to Coca Cola's and Credesa's proportional share of the CBP Holdback Trust; and (iv) a total of $0.36 per share related to Coca Cola's and Credesa's portion of the fees set forth in clause (i)(B) of the immediately preceding paragraph.

     In connection with such OPAs, the Buyer will publish the notices and notify the National Securities Commission of Panama about each OPA, according to the laws of the Republic of Panama. The OPAs shall be made in accordance with the terms and conditions of this Agreement, the tender offer documents and the following:

     (a) each shareholder that properly accepts, tenders and does not subsequently revoke shares in either OPA (an "Accepting Shareholder" and collectively, the "Accepting Shareholders") shall, on an individual basis and without limitation on liability, make customary and appropriate representations and warranties regarding organization and related matters, title of its shares, governmental and regulatory authorizations, conflicts, legal proceedings and brokerage as reasonably determined by Buyer (the "Individual Shareholder Representations");

     (b) each Accepting Shareholder in the OPA for CBP will (in addition to the Individual Shareholder Representations), by accepting, tendering and not revoking, its shares in the OPA be deemed to confirm the representations and warranties set forth in Article II hereof with respect to CBP and its Subsidiaries, provided that the liability of such

Accepting Shareholder shall be on a several, pro rata basis and shall be limited to and governed by the CBP Holdback Trust;

     (c) each Accepting Shareholder in the OPA for Coca Cola will (in addition to the Individual Shareholder Representations), by accepting, tendering and not revoking, its shares in the OPA be deemed to confirm the representations and warranties set forth in Article II hereof with respect to Coca Cola and its Subsidiaries (other than CBP and its Subsidiaries), provided that the liability of such Accepting Shareholder shall be on a several, pro rata basis and shall be limited to and governed by the Coca Cola Holdback Trust;

     (d) the OPA for CBP shall provide that US$1.10 per share of the CBP Purchase Price shall be paid and held in a trust (the "CBP Holdback Trust") substantially in the form of Exhibit C hereto to compensate Buyer for breaches of the representations, warranties, covenants and other matters provided for in the CBP Holdback Trusts and to be released, subject to Section 5.9 hereof, to the Accepting Shareholders in the OPA for CBP as provided therein in case such compensation is not required;

     (e) the OPA for Coca Cola shall provide that US$1.17 per share of the Purchase Price shall be paid and held in a trust (the "Coca Cola Holdback Trust") substantially in the form of Exhibit D hereto to compensate Buyer for breaches of the representations, warranties, covenants and other matters provided for in the Coca Cola Holdback Trust and to be released, subject to
Section 5.9 hereof, as provided in the OPA for Coca Cola in case such compensation is not required;

     (f) it is intended that the two OPAs shall be launched simultaneously, with the OPA for CBP to close 30 days thereafter (or such longer period as required by applicable law) and with the OPA for Coca Cola to close as soon as practicable thereafter (but in no event more than 10 business days thereafter) in order to allow Coca Cola and Credesa to tender their shares of CBP in the CBP OPA, receive the proceeds therefrom and, in the case of Credesa, to distribute the proceeds to its shareholders as provided in Section 5.7 hereof;

     (g) the reasonable fees, commissions and/or expenses of the legal and investment advisors specified in Schedule 5.3(g) hereof shall be deducted from the proceeds payable to the Accepting Shareholders (after deducting the amounts held in the Holdback Trusts) and shall be paid directly to such advisors by the relevant Trustee;

     (h) each OPA shall provide for equality of terms and conditions among the shareholders of each Company;

     (i) the Buyer agrees not to tender the Shares in the OPA for Coca Cola described in this Section 5.3 in order to ensure that all of the shareholders (other than the Buyer) can fully participate in the Coca Cola OPA Purchase Price and receive the Coca Cola OPA Purchase Price; and

     (j) the Buyer may include such other terms and conditions in either OPA as, based on the advice of counsel, are necessary or advisable under Panama law, provided that such terms and conditions may not be contrary to this Section 5.3 or any provision of this Agreement or adversely affect the terms and conditions of this Section 5.3 or the Agreement.

     5.4  OPA Trusts.

     (a) To ensure Buyer's obligation to cause Coca Cola to launch the self-OPA for Coca Cola, Coca Cola shall, immediately upon receipt of the Purchase Price, place US$84,114,180.65 in trust pursuant to the terms and conditions of the trust agreement ("Coca Cola OPA Trust") attached hereto as Exhibit E.

     (b) To ensure Buyer's obligation to launch the OPA for CBP, Buyer, shall, contemporaneously with the execution of this Agreement, place US$51,895,539.00 in trust pursuant to the terms and conditions of the trust agreement ("CBP OPA Trust") attached hereto as Exhibit F.

     5.5  Holdback Trusts.

     (a) the Buyer shall, contemporaneous with the execution of this Agreement, place US$4,228,525.40 in trust pursuant to the terms and conditions of the CBP Holdback Trust; and

     (b) the Seller shall, contemporaneous with the execution of this Agreement, place US$4,603,066.65 in trust pursuant to the terms and conditions of the Coca Cola Holdback Trust.

     5.6 Approval of Tender. As soon as practicable, but no later than 20 days after the OPA for CBP is launched, the Buyer shall cause Coca Cola and Credesa to call and hold meetings of shareholders to consider the tender of their respective shares in CBP pursuant to the OPA for the purchase of the CBP shares.

     5.7 Credesa Dividend. As soon as practicable, but not later than 15 days after the OPA for CBP is consummated, Buyer shall cause Coca Cola to cause Credesa to distribute a dividend to its shareholders in an amount equal to the proceeds (if any) received by Credesa for the sale of its shares in Coca Cola and CBP.

     5.8  Subject Property.

     (a) Coca Cola shall use commercially reasonable efforts to sell the Subject Property (as defined below) prior to the Subject Property Termination Date. If, prior to the Subject Property Termination Date, Coca Cola sells the Subject Property, then the Buyer shall calculate the Net Subject Property Per Share Amount, and Coca Cola shall promptly deposit 92.5% of the Net Subject Property Amount in the Coca Cola OPA Trust and 7.5% of the Net Subject Property Amount in the Coca Cola Holdback Trust.

     (b) For purposes of this Agreement, the following terms shall have the meanings set forth below:

     "Net Subject Property Per Share Amount" means the Net Subject Property Amount divided by 3,934,245 (or such number that represents 50% (minus one share) of the issued and outstanding shares of Coca Cola common stock immediately after the execution of this Agreement).

     "Net Subject Property Amount" means (X) the difference between (1) the purchase price for the Subject Property actually received by Coca Cola in cash or cash equivalents (as such term is defined by IAS) in respect of the sale of the Subject Property prior to the Subject Property Termination Date; less (2) $78,362.00; less (3) the book value of the Subject Property as reflected in the consolidated balance sheet (contained as part of the Financial Statements) of the Seller as of August 31, 2002; less (4) all costs and expenses (including, without limitation, all Taxes, as reasonably determined by the Buyer) incurred or accrued in connection with such sale. For the avoidance of doubt, all funds received by Coca Cola in respect of the sale of the Subject Property after the Subject Property Termination Date shall be excluded from the Net Subject Property Amount.

     "Subject Property" means the following properties belonging to Orinvest, Inc. to wit: (a) Real Estate property No. 50946, registered in volume 1198, page 340 of the Panama Province Property Section of the Public Registry of the Republic of Panama, with an area of approximately 5,109.83 square meters, and
(b) Real Estate property No. 50956, registered in volume 1198, page 346 of the Panama Province Property Section of the Public Registry of the Republic of Panama, with an area of approximately 4,208.90 square meters. Both properties are adjacent and are located across the street from the physical plant installations of Cerveceria Panama, S.A.

     "Subject Property Termination Date" means the earlier of: (a) 21 days from the date of this Agreement and (b) the first date that either OPA described in Section 5.3 hereof is launched.

     5.9  Certain Buyer's Rights.

     (a) Notwithstanding anything contained herein to the contrary, if any Proceeding is brought by any Person, against any of the Buyer, a Sponsor, the Seller or CBP: (i) that enjoins, rescinds or voids the sale of the Shares (or any portion thereof) or has the effect of materially and adversely restricting, limiting or delaying the ability of the Buyer to gain or maintain ownership and control of a majority of the issued and outstanding shares of capital stock of the Seller or CBP (directly or indirectly) or exercise any of the rights or any of the economic benefits of ownership of the Shares (or any portion thereof), including without limitation the ability of the Buyer to elect the majority of the directors of the Seller or CBP or operate the business of either the Seller or CBP in such manner as the Buyer directs (subject to the rights set forth in Section 5.10); or (ii) that, in the opinion of Dr. Eloy Alfaro (or a partner of Tapia, Linares and Alfaro if Dr. Alfaro is unavailable), such Proceeding, based upon the facts presented and applicable law, is reasonably likely to enjoin, rescind or void the sale of the Shares (or any portion thereof) or is reasonably likely to materially and adversely restrict, limit or delay the ability of the Buyer to gain or maintain ownership and control of a majority of the shares of the issued and outstanding capital stock of the Seller or CBP (directly or indirectly) or exercise any of the rights or any of the economic benefits of ownership of the Shares (or any portion thereof), including without limitation, the ability of the Buyer to elect the majority of the directors of the Seller or CBP or operate the business of either the Seller or CBP in such manner as the Buyer directs (subject to the rights set forth in Section 5.10); then the Buyer shall, subject to Section 5.9(b), have the right (such right to be in addition to any other rights that the Buyer may have) but not the obligation, to rescind the sale of the Shares, this Agreement and all of the transactions contemplated hereby and to return the Buyer and the Seller to its respective position as it existed immediately prior to execution of this Agreement, including without limitation, the return to the Buyer of all funds paid pursuant to this Agreement and the agreements contemplated hereby in exchange for the return of the Shares to Seller.

     (b) The right of the Buyer described in Section 5.9(a) shall be the sole and exclusive decision of the Buyer for a period (the "Unconditional Period") that shall expire 15 days after the latest of: Buyer's receipt of written notice of (i) a Proceeding that qualifies as a Proceeding under Section 5.9(a)(i); (ii) the date that any Proceeding ripens into a Proceeding that meets the qualifications of Section 5.9(a)(i) and (iii) the date that the opinion described in Section 5.9(a)(i) of Dr. Eloy Alfaro (or a partner of Tapia, Linares and Alfaro if Dr. Alfaro is unavailable) is rendered. Upon the expiration of the Unconditional Period, Buyer may only exercise the right of Buyer described in Section 5.9(a) with the approval of Representative(s) under the trust agreements referred to in Section 4.1 and the unanimous approval of all of the members of the Board of Directors of the Seller. The foregoing notwithstanding, the right of Buyer described in Section 5.9(a) shall in all cases expire on the earlier of the consummation of the Coca Cola OPA or January 31, 2003.

     5.10 Certain Obligations of Buyer.

     (a) Buyer shall, from the date hereof until the closing of the OPA for Coca Cola, vote its shares in favor of the election of the four current directors of Coca Cola listed in Schedule 4.1 and shall not permit Coca Cola to take any of the following actions ("Major Corporate Actions") without the prior consent of a majority of such four directors: (i) amend the articles of incorporation or bylaws in a manner that is adverse to the rights of minority shareholders; (ii) sell all or substantially all of the assets of the company;
(iii) dissolve or liquidate the Company; (iv) cancel registration of the Company with the Comision Nacional de Valores or the stock exchange in Panama;
(v) issue new shares of the capital stock of the Company without first granting all shareholders preemptive rights to participate in such issuance;
(vi) make or declare a dividend or distribution to shareholders; (vii) enter into transactions with affiliates that are not either (x) on an arms-length basis or (y) with a direct or indirect subsidiary of Coca Cola; or (viii) change the Company's principal line of business.

     (b) Buyer shall, if the OPA for Coca Cola has not been closed for any reason by January 31, 2003, promptly amend the articles of incorporation of Coca Cola to provide that until the closing of the OPA for Coca Cola: (i) the Major Corporate Actions (with the exception of clause (vi) of Section 5.10(a) that will continue to require the consent of the directors listed in Schedule 4.1) shall require the approval of 75% of the issued and outstanding shares of capital stock of Coca Cola; and (ii) the shareholders of Coca Cola other than the Buyer shall have the ability to elect four of the nine members of the board of directors of Coca Cola through cumulative voting rights.

     (c) Buyer shall, from the date hereof until the close of the OPA for CBP, vote its shares in favor of the election of the four current directors of CBP listed in Schedule 4.1 and shall not permit CBP to take any Major Corporate Action with respect to CBP without the prior consent of a majority of such three directors.

     (d) Buyer shall, if the OPA for CBP has not been closed for any reason by January 31, 2003, promptly amend the articles of incorporation of CBP to provide that until the closing of the OPA for CBP: (i) the Major Corporate Actions (with the exception of clause (vi) of Section 5.10(a) that will continue to require the consent of the directors listed in Schedule 4.1) shall require the approval of 75% of the issued and outstanding shares of capital stock of CBP; and (ii) the shareholders of CBP other than the Seller shall have the ability to elect three of the eight members of the board of directors of CBP through cumulative voting rights.

     (e) Notwithstanding anything herein to the contrary, all actions required or contemplated by this Agreement shall be deemed approved by all parties hereto and the minority rights provided by this Section 5.10 shall not apply to any such action, including without limitation, the right of any Company or Subsidiary to tender shares pursuant to the OPAs.

     5.11 Officers of the Companies and Subsidiaries. All officers of each Company and each Subsidiary shall resign from all officer's positions (e.g., President, Vice-President, Secretary and Treasurer) with respect to the Board, but to the extent such officer is also an employee of the Company or any Subsidiary, such resignation shall not affect such officer's status as an employee. The Companies shall, contemporaneous with the execution of this Agreement, cause each officer to provide the Buyer with a letter of resignation (the "Officers' Letters") to such effect in form and substance reasonably acceptable to Buyer.

     5.12 Distribution of Funds from CBP Holdback.

     (a) Upon receipt of any funds from the CBP Holdback Trust, Coca Cola shall allocate such funds, on a pro rata basis, to the shareholders of record of Coca Cola as of the date immediately prior to the date of issuance of the Shares, provided that the funds related to any shareholders of Coca Cola as of such date that do not become Accepting Shareholders shall be retained by Coca Cola.

     (b) Upon receipt of any funds from the CBP Holdback Trust, Credesa shall dividend such funds to its shareholders of record as of the date immediately prior to the date of issuance of the Shares, including Coca Cola. Upon receipt of such funds from Credesa, Coca Cola shall distribute the funds in the manner set forth in Section 5.12(a).

     5.13 Good Faith. The parties will act in good faith to perform their respective obligations under this Agreement.

                                  ARTICLE VI
                                    GENERAL

     6.1 Amendments; Waivers. This Agreement and any related document or agreement may only be amended by written agreement between the Buyer and the Seller with the consent of Representative. No waiver of any provision or consent to any exception from the terms of this Agreement will be in force unless done in writing and signed by the obliged parties, and will only be in force for the specific purpose, matter and case provided.

     6.2 Applicable Law. This Agreement will be governed by and will be interpreted according to the laws of the Republic of Panama.

     6.3 Arbitration. Any controversy, dispute or claim between the parties arising out of or related to this Agreement, or the breach hereof, shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce("ICC"). The dispute shall be referred to arbitration before a panel of three arbitrators, one of whom shall be selected by the Buyer, one of whom shall be selected by the Seller and the remaining arbitrator to be mutually selected by the other two arbitrators, provided that if the amount in controversy is less than US$250,000, there shall be one arbitrator appointed as provided in the rules of the ICC. Each arbitrator shall be fully bi-lingual in English and Spanish and is qualified to practice law in a civil law jurisdiction. Any such arbitration shall be conducted in Panama City, Republic of Panama. The award rendered by the arbitrator(s) shall be at law (and not in equity), shall be subject to the limitations on liability provided in this Agreement and shall be final, and judgment may be entered upon it in accordance with law in any court having jurisdiction thereof. The parties waive, to the fullest extent permitted by applicable law, and agree not to invoke or exercise, any rights to appeal, review or impugn such decision or award by any court or tribunal. Any party shall be entitled to seek interim measures of protection in the form of pre-award attachment of assets or injunctive relief. It is understood and agreed that money damages would not be a sufficient remedy for any breach of this Agreement and that, except as provided in Section 5.9, the parties hereto shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach and the parties further agree to waive any requirement for the security or posting of any bond in connection with such remedy. Such remedy shall not be deemed to be the exclusive remedy for breach of this Agreement but shall be in addition to all other remedies available at law or equity to the Companies. At any hearing of oral evidence, each party shall have the right to present and examine its witnesses and to cross-examine the witnesses of the other party and each party shall have the right to conduct reasonable discovery of the other party.

     6.4 No Assignment. Neither this Agreement or any right or obligation under this Agreement may be assigned by any of its parties.

     6.5 Confidentiality. The parties agree that they will not divulge to any other Person information related to this Agreement and the negotiations that have been conducted for the signing of the same, and that they will take the measures necessary so that their advisors, representatives and employees comply with this obligation and, to the extent practicable, will avoid that any information related to this Agreement be published or known, except by the publications or communications that the parties should carry out according to the legislation that is applicable in their respective countries, in case that such disclosure is required by judicial or administrative order from competent authority or by legal provision or by mutual agreement among the parties. To the extent that it may be required by the law or that is necessary for the launching of each OPA, the duty of confidentiality of the parties set out in this section will terminate and will expire automatically at the moment in which the Buyer launches such OPA with respect to the information that the law or such OPA requires its disclosure.

     6.6 Notices. Any notices or another communication under this Agreement, must be given in writing and be (a) delivered to the address indicated hereinafter; (b) transmitted by telefax or by a telecommunication mechanism, provided that any notice given in this form must also be sent by mail as provided in clause (c); or (c) sent by mail with 48 hour delivery (courier), or by certified or registered mail, postage paid and receipt confirmation requested as follows:

If to the Buyer, addressed to:

                           CA BEVERAGES, INC.
                           c/o TAPIA, LINARES & ALFARO
                           P.O. Box 7412
                           Edificio Plaza 2000, 4th Floor
                           Avenida Gral. Nicanor A. de Obarrio (Calle 50) Panama, Republic of Panama

                           with copies to:

                           FABREGA BARSALLO MOLINO & MULINO
                           Omega Bldg., M Floor
                           Samuel Lewis Ave. & 53rd St.
                           P.O. Box 4493, Panama 5, Rep. of Panama
                           Attention:  Juan Pablo Fabrega/Jose Raul Mulino
                           Fax: (507) 263-6983

                           and

                           TAPIA, LINARES & ALFARO
                           P.O. Box 7412
                           Edificio Plaza 2000, 4th Floor
                           Avenida Gral. Nicanor A. de Obarrio (Calle 50) Panama, Republic of Panama
                           Attention:  Eloy Alfaro / Mario E. Correa
                           Fax: (507) 263-5305

                           and

                           PANAMCO L.L.C.

                           701 Waterford Way
                           Suite 800
                           Miami, FL 33126
                           Attention:  General Counsel
                           Fax: (786) 388-8191

If to the Seller, addressed to:

                           COCA COLA DE PANAMA CIA. EMBOTELLADORA, S.A.
                           Apartado 4411, Zona 5
                           Urbanizacion Industrial, Via Ricardo J. Alfaro Panama, Republic of Panama
                           Attention: Joaquin J. Vallarino Jr.
                           Fax: 507-236-5727

                           with copies to:

                           ARIAS, ALEMAN & MORA Apartado 8799, Zona 5 Calle 50 y Calle 74, San Francisco Edificio PH
                           Interfinanzas, Piso 16 Panama, Republic of Panama
                           Attention: Alvaro Arias Fax: 507-270-0174

                           and

                           ARIAS, FABREGA & FABREGA
                           Apartado 6307, Zona 5
                           Calle 50 y Calle 53, Marbella
                           Edificio PH 2000, Piso 16
                           Panama, Republic of Panama
                           Attention: Francisco Arias G.
                           Fax: 507-205-7001

or to any other address or to any other person that any party has appointed in last instance through a notice to the other party. Each one of the referred notices or communications will be effective (i) if given by telefax or with a telecommunications mechanism, when transmitted to the corresponding number specified in (or according to) this Section 6.6 and the sender device confirms sending and receipt; (ii) if sent by 48 hour delivery mail, two (2) working day and, if sent by certified or registered mail, seven (7) working days after placed in the mail with first class postage paid, addressed as previously explained; or (iii) if issued by any other means, when actually received at the address mentioned. Any notices required to be delivered to the Representative hereunder shall be sent to the address(es) set forth in the applicable Trust Agreement.

     6.7 Expenses. Subject to Section 5.3(g) with respect to, the tender documents for the OPAs and as otherwise provided or contemplated hereby, the Seller and the Buyer will assume their own expenses in relation to the negotiation, preparation and compliance of this Agreement and the issuance of the Shares provided herein, including but not limited, to the fees, expenses and disbursements of their respective investment bankers, accountants and legal counsel.

     6.8 Severability. If any provision of this Agreement is considered invalid, illegal or inapplicable by any governmental entity, the other provisions of this Agreement will remain in full force and effect.

     6.9  Limitation of Liability and Survival of Representations and
Warranties.

     (a) The Seller assumes the responsibility for the accuracy and truthfulness of the representations and warranties made in Article II of this Agreement. Such representations and warranties shall be in force for the respective periods set forth in the Coca Cola Holdback Trust and the CBP Holdback Trust.

     (b) The Buyer assumes responsibility for the accuracy and truthfulness of the representations and warranties made in Article III of this Agreement. Said representations and warranties will be in force for a period of 36 months from the date hereof.

     (c) The liability of each Accepting Shareholder shall be unlimited with respect to Individual Shareholder Representations made in the OPA and shall be limited on a several, pro rata basis to the amount in the Coca Cola Holdback Trust and CBP Holdback Trust with respect to the representations of the Accepting Shareholders referred in Section 5.3(b) and (c). Such representations shall be in force for the period provided in the Coca Cola Holdback Trust and CBP Holdback Trust.

     6.10 Sole Agreement. This Agreement and its Exhibits and Schedules (which form integral parts of the Agreement) contain all the agreements, understandings, commitments and obligations of the parties related to the rights and obligations of the parties set out in this Agreement and, therefore, subrogates, replaces and leaves without effect any prior agreement, covenant or understanding among the parties, whether verbal or written, relating to the subject matter hereof.

     6.11 Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement.

     6.12 Language. This Agreement has been negotiated and executed in the English Language. The parties acknowledge that a translation into Spanish may be required for purposes of filings with governmental authorities; in such case the parties shall agree on the Spanish translation by initialing the same. The parties agree that, in case of conflict between the English and Spanish translations of this Agreement, the English version shall govern.

                [THE SIGNATURES APPEAR IN THE FOLLOWING PAGES]

             [SIGNATURE PAGE OF THE SHARE SUBSCRIPTION AGREEMENT]

IN WITNESS WHEREOF, each one of the parties signs this Agreement as of the date first above written.

                                    "BUYER"

                                    CA BEVERAGES, INC.



                                    By:
                                       /s/ Han de Goederen
                                       -------------------------------
                                       Name:  Han de Goederen
                                       Title: President

                                    "SELLER"

                                    COCA COLA DE PANAMA CIA.
                                      EMBOTELLADORA, S.A.


                                    By:
                                        /s/ Roberto Ramon Vallarino Cox
                                        ---------------------------------
                                        Name:  Roberto Ramon Vallarino Cox
                                        Title: Vice President and Director

            EXHIBIT A - LEGAL OPINION OF ARIAS, FABREGA AND FABREGA

        EXHIBIT B - RESOLUTIONS OF BOARD OF DIRECTORS WITH RESIGNATIONS
                 AND APPOINTMENT OF NEW MEMBERS IN COMPANIES

                      EXHIBIT C - THE CBP HOLDBACK TRUST

                   EXHIBIT D - THE COCA COLA HOLDBACK TRUST

                      EXHIBIT E - THE COCA COLA OPA TRUST

                         EXHIBIT F - THE CBP OPA TRUST

                            EXHIBIT G - FORM OF L/C

               EXHIBIT H - OPINION OF TAPIA, LINARES AND ALFARO